Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Secures Up To $55M in Financing from CRG

Financing to Support Commercial Launch of Pantheris™

Redwood City, California, September 23, 2015 — Avinger, Inc., (NASDAQ: AVGR) a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the lumivascular approach to treating vascular disease, announced today that it has entered into a term loan agreement and a securities purchase agreement with CRG (formerly Capital Royalty L.P.).  The agreements provide Avinger with new financing of up to $55.0 million.

Under the terms of the term loan agreement, Avinger initially borrowed $30.0 million, which requires only interest payments for four years. Concurrent with this first tranche, CRG purchased $5.0 million in shares of the Company’s common stock at a price of $14.357 per share. Avinger has the option under the term loan agreement to borrow an additional $20.0 million, in two tranches of $10.0 million each, at its discretion upon achieving certain milestones.

Avinger plans to use proceeds from the financing to retire existing debt, fund post-marketing clinical trials and begin broad-scale commercialization of the Pantheris image-guided atherectomy device in 2016. Avinger recently filed a submission with the U.S. Food and Drug Administration (FDA) for 510(k) clearance to market Pantheris for the treatment of patients with PAD.

“We are pleased to support Avinger in achieving its growth plans and believe that the Company’s lumivascular technology will translate into significantly improved treatment for PAD patients,” said Charles Tate, Chairman of CRG. “The demonstrated clinical value of the Pantheris device gives us the confidence to invest in Avinger’s business model.”

“We are delighted to have the confidence and support of CRG, an investment partner renowned for its strategic investments in healthcare,” said Jeff Soinski, President and CEO of Avinger. “Avinger is in a unique and exciting position today as we move towards commercialization of Pantheris early next year. This loan facility not only provides us with greater financial flexibility in the future, but is an important step in our ability to bring the benefits of lumivascular technology to PAD patients.”

Armentum Partners acted as a financial advisor to Avinger for the transaction.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral arterial disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console and Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs. The Company is also developing Pantheris™, an image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit the Company’s website at www.avinger.com.

About CRG

Founded in 2003, CRG (previously known as Capital Royalty L.P.) is a healthcare-focused investment firm with over $2 billion of assets under management that provides capital to healthcare companies primarily through structured debt and senior secured loans. CRG works across the spectrum of life science products and technologies and targets investment sizes ranging between $20 million and $200 million. The firm partners with commercial-stage healthcare companies to provide flexible financing solutions so they can achieve their growth objectives. CRG is headquartered in Houston, Texas with offices in Boulder, Colorado and New York City. For additional information, please visit www.crglp.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding availability of additional tranches of the CRG term loan and planned regulatory and commercialization activities. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris, which has not been approved and may not be approved; the outcome of clinical trial results including our VISION Trial; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-Q filing made with the Securities and Exchange Commission on August 12, 2015. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACT

Leigh Salvo

(415) 513-1281

Email: ir@avinger.com

CRG CONTACT

Luke Düster

Managing Director

(713) 209-7361

Email: lduster@crglp.com